Exhibit 99.1

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Ed Fishbough
615-344-2688	615-344-2810

HCA Reports Third Quarter 2018 Results

Nashville, Tenn., October 30, 2018 – HCA Healthcare, Inc. (NYSE: HCA) today announced financial and operating results for the third quarter ended September 30, 2018.

Key third quarter metrics (all percentage changes compare 3Q 2018 to 3Q 2017 unless noted):

•	Revenues increased 7.1 percent to $11.451 billion

•	Net income attributable to HCA Healthcare, Inc. totaled $759 million, or $2.15 per diluted share

•	Adjusted EBITDA totaled $2.096 billion

•	Cash flows from operations totaled $1.721 billion

•	Same facility equivalent admissions increased 3.4 percent, while same facility admissions increased 3.1 percent

•	Same facility revenue per equivalent admission increased 3.9 percent

•	Same facility emergency room visits declined 0.4 percent

Revenues in the third quarter of 2018 increased to $11.451 billion, compared to $10.696 billion in the third quarter of 2017. Net income attributable to HCA Healthcare, Inc. totaled $759 million, or $2.15 per diluted share, compared to $426 million, or $1.15 per diluted share, in the third quarter of 2017. The third quarter 2018 results include gains on sales of facilities of $6 million, or $0.01 per diluted share, and losses on retirement of debt of $9 million, or $0.02 per diluted share, compared to gains on sales of facilities of $7 million, or $0.01 per diluted share, and losses on retirement of debt of $39 million, or $0.07 per diluted share, in the third quarter of 2017. For the quarter, the Company recognized a tax benefit of $132 million, or $0.37 per diluted share, due to a reduction in its effective tax rate related to the impact of the Tax Cuts and Jobs Act. Results for the third quarter of 2018 also include a $23 million tax benefit, or $0.07 per diluted share, compared to a $4 million tax benefit, or $0.01 per diluted share, for the third quarter of 2017, related to employee equity award settlements.

Adjusted EBITDA totaled $2.096 billion compared to $1.776 billion in the third quarter of 2017. Adjusted EBITDA is a non-GAAP financial measure. A table reconciling net income attributable to HCA Healthcare, Inc. to Adjusted EBITDA is included in this release.

Results for the third quarter of 2018 include a reduction in the Company’s reserves for professional liability risks of $70 million, or $0.15 per diluted share. The Company’s provisions for professional liability risks are based upon actuarially determined estimates and are included in “other operating expenses” in our consolidated income statements.

During the third quarter of 2017, the Company incurred additional expenses and experienced losses of revenues estimated at approximately $140 million, or $0.24 per diluted share, associated with hurricanes Harvey and Irma’s impact on our Corpus Christi, Houston, Florida, Georgia and South Carolina facilities. This amount was prior to any insurance recoveries.

Operating results for the third quarter of 2017 also included a negative impact related to the Texas Medicaid waiver program of approximately $50 million, or $0.08 per diluted share. This reflected settlement amounts related to the program year ended September 30, 2017.

Same facility equivalent admissions increased 3.4 percent in the third quarter of 2018 compared to the prior year period. Same facility admissions increased 3.1 percent compared to the prior year period. Same facility emergency room visits declined 0.4 percent in the third quarter of 2018, compared to the prior year period. Same facility inpatient surgeries increased 1.6 percent, while same facility outpatient surgeries increased 4.2 percent in the third quarter of 2018 compared to the same period of 2017. Same facility revenue per equivalent admission increased 3.9 percent in the third quarter of 2018, compared to the third quarter of 2017.

During the third quarter of 2018, salaries and benefits, supplies and other operating expenses totaled $9.364 billion, or 81.8 percent of revenues, compared to $8.933 billion, or 83.5 percent of revenues, in the third quarter of 2017. On a same facility basis, salaries and benefits, supplies and other operating expenses totaled $8.707 billion, or 79.6 percent of revenues, during for the third quarter of 2018, compared to $8.268 billion, or 81.2 percent of revenues, on a same facility basis for the same period of 2017.

Nine Months Ended September 30, 2018

Revenues for the nine months ended September 30, 2018 totaled $34.403 billion, compared to $32.052 billion in the same period of 2017. Net income attributable to HCA Healthcare, Inc. was $2.723 billion, or $7.65 per diluted share, compared to $1.742 billion, or $4.64 per diluted share, for the first nine months of 2017. Results for the nine months ended September 30, 2018 include gains on sales of facilities of $420 million, or $0.89 per diluted share, and losses on retirement of debt of $9 million, or $0.02 per diluted share. Results for the nine months ended September 30, 2017 included gains on sales of facilities of $10 million, or $0.02 per diluted share, and losses on retirement of debt of $39 million, or $0.07 per diluted share.

The Company recognized a tax benefit of $316 million, or $0.89 per diluted share, on net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities and losses on retirement of debt, for the nine months ended September 30, 2018, due to a reduction in its effective tax rate related to the impact of the Tax Cuts and Jobs Act. Results for the nine months ended September 30, 2018 also include a $119 million tax benefit, or $0.33 per diluted share, compared to $80 million, or $0.21 per diluted share, for the same period of 2017, related to employee equity award settlements.

During the nine months ended September 30, 2017, the Company incurred additional expenses and experienced losses of revenues estimated at approximately $140 million, or $0.24 per diluted share, associated with the impact of hurricanes. Also in the nine months ended September 30, 2017, the Company incurred a negative impact to results related to the Texas Medicaid waiver program of approximately $50 million, or $0.08 per diluted share.

Balance Sheet and Cash Flows from Operations

As of September 30, 2018, HCA Healthcare, Inc.’s balance sheet reflected cash and cash equivalents of $578 million, total debt of $33.107 billion, and total assets of $38.044 billion. During the third quarter of 2018, capital expenditures totaled $846 million, excluding acquisitions. Cash flows provided by operating activities in the third quarter totaled $1.721 billion, compared to $1.008 billion in the third quarter of 2017.

As of September 30, 2018, HCA’s leverage ratio as measured by Total Debt/Adjusted EBITDA was 3.76x, compared to 4.02x as of December 31, 2017.

During the third quarter of 2018, the Company repurchased 2.518 million shares of its common stock at a cost of $302 million, and during the nine months ended September 30, 2018, repurchased 11.558 million shares of its common stock at a cost of $1.195 billion. The Company had $607 million remaining under its existing repurchase authorization as of September 30, 2018.

As of September 30, 2018, HCA operated 179 hospitals and approximately 1,800 sites of care, including surgery centers, freestanding emergency rooms, urgent care centers and physician clinics, in 20 states and the United Kingdom.

Dividend

HCA today announced that its Board of Directors declared a quarterly cash dividend of $0.35 per share on the Company’s common stock. The dividend will be paid on December 28, 2018 to stockholders of record at the close of business on December 3, 2018.

The declaration and payment of any future dividend will be subject to the discretion of the Board of Directors and will depend on a variety of factors, including the Company’s financial condition and results of operations and contractual restrictions. Future dividends are expected to be funded by cash balances and future cash flows from operations.

2018 Guidance

The 2018 guidance ranges for the year have been revised from our second quarter 2018 release and are as follows:

2018 Updated Guidance Range
Revenues	$46.0 to $47.0 billion
Adjusted EBITDA	$8.7 to $8.9 billion
EPS (diluted)	$9.05 to $9.45 per diluted share
Capital Expenditures	Approximately $3.5 billion

The Company’s 2018 guidance contains a number of assumptions, including:

•

2018 guidance for EPS (diluted) includes an estimated $125 million income tax benefit, or $0.35 per diluted share, for excess tax benefits related to employee equity award settlements recorded as a component of the provision for income taxes. The timing and amounts related to employee equity award settlements are difficult to project and may vary from this estimate.

•

2018 guidance reflects the sale of the Company’s Oklahoma facilities which closed February 1, 2018. These facilities had annual revenues of approximately $1 billion and Adjusted EBITDA of approximately $180 million in 2017.

•	2018 guidance includes an estimated impact of $1.25 earnings per diluted share related to the Tax Cuts and Jobs Act.

•	2018 guidance excludes any acquisitions that have not been completed as of September 30, 2018.

•	2018 guidance excludes any hurricane insurance recoveries the Company may receive.

•	2018 guidance excludes any changes in our estimates of the impact of the Tax Cuts and Jobs Act on our deferred tax assets and liabilities.

•	2018 guidance excludes the impact of items such as, but not limited to, gains or losses on sales of facilities, losses on retirement of debt, legal claim costs and impairments of long-lived assets.

Adjusted EBITDA is a non-GAAP financial measure. A table reconciling forecasted net income attributable to HCA Healthcare, Inc. to forecasted Adjusted EBITDA is included in this release.

The Company’s guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth below in the Company’s “Forward-Looking Statements.”

Earnings Conference Call

HCA will host a conference call for investors at 9:00 a.m. Central Daylight Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed at: https://event.webcasts.com/starthere.jsp?ei=1160385&tp_key=4b75f786bf or through the Company’s Investor Relations web page, www.hcahealthcare.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include the Company’s financial guidance for the year ending December 31, 2018, as well as other statements that do not relate solely to historical or current facts. Forward-looking statements can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, (2) the impact of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “Health Reform Law”), including the effects of any repeal of, or changes to, the Health Reform Law or changes to its implementation, the possible enactment of additional federal or state health care reforms and possible changes to other federal, state or local laws or regulations affecting the health care industry, (3) the effects related to the continued implementation of the sequestration spending reductions required under the Budget Control Act of 2011, and related legislation extending these reductions, and the potential for future deficit reduction legislation that may alter these spending reductions, which include cuts to Medicare payments, or create additional spending reductions, (4) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (5) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (6) possible changes in Medicare, Medicaid and other state programs, including Medicaid supplemental payment programs or Medicaid waiver programs, that may impact reimbursements to health care providers and insurers and the size of the uninsured or underinsured population, (7) the highly competitive nature of the health care business, (8) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under third-party payer agreements, the ability to enter into and renew third-party payer provider agreements on acceptable terms and the impact of consumer-driven health plans and physician utilization trends and practices, (9) the efforts of health insurers, health care providers, large employer groups and others to contain health care costs, (10) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (11) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (12) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (13) changes in accounting practices, (14) changes in general economic conditions nationally and regionally in our markets, (15) the emergence and effects related to infectious diseases, (16) future divestitures which may result in charges and possible impairments of long-lived assets, (17) changes in business strategy or development plans, (18) delays in receiving payments for services provided, (19) the outcome of pending and any future tax audits, disputes and litigation associated with our tax positions, (20) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (21) the impact of potential cybersecurity incidents or security breaches, (22) our ongoing ability to demonstrate meaningful use of certified electronic health record technology, (23) the impact of natural disasters, such as hurricanes and floods, or similar events beyond our control, (24) changes in interpretations, assumptions, and expectations regarding the 2017 Tax Cuts and Jobs Act, including additional guidance that may be issued by federal and state taxing authorities or other standard-setting bodies, and (25) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2017 and our other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to “Company” and “HCA” as used throughout this release refer to HCA Healthcare, Inc. and its affiliates.

HCA Healthcare, Inc.

Condensed Consolidated Comprehensive Income Statements

Third Quarter

(Dollars in millions, except per share amounts)

	2018		2017
	Amount	Ratio	Amount	Ratio
Revenues	$11,451	100.0%	$10,696	100.0%

Salaries and benefits	5,377	46.9	5,081	47.5
Supplies	1,890	16.5	1,777	16.6
Other operating expenses	2,097	18.4	2,075	19.4
Equity in earnings of affiliates	(9)	(0.1)	(13)	(0.1)
Depreciation and amortization	582	5.1	539	5.0
Interest expense	442	3.9	427	4.0
Gains on sales of facilities	(6)	(0.1)	(7)	(0.1)
Losses on retirement of debt	9	0.1	39	0.4

	10,382	90.7	9,918	92.7

Income before income taxes	1,069	9.3	778	7.3

Provision for income taxes	173	1.5	248	2.3

Net income	896	7.8	530	5.0

Net income attributable to noncontrolling interests	137	1.2	104	1.0

Net income attributable to HCA Healthcare, Inc.	$759	6.6	$426	4.0

Diluted earnings per share	$2.15		$1.15

Shares used in computing diluted earnings per share (millions)	353.639		369.834

Comprehensive income attributable to HCA Healthcare, Inc.	$754		$451

HCA Healthcare, Inc.

Condensed Consolidated Comprehensive Income Statements

For the Nine Months Ended September 30, 2018 and 2017

(Dollars in millions, except per share amounts)

	2018		2017
	Amount	Ratio	Amount	Ratio
Revenues	$34,403	100.0%	$32,052	100.0%
Salaries and benefits	15,940	46.3	14,878	46.4
Supplies	5,722	16.6	5,369	16.8
Other operating expenses	6,325	18.5	5,970	18.6
Equity in earnings of affiliates	(25)	(0.1)	(36)	(0.1)
Depreciation and amortization	1,697	4.9	1,581	4.9
Interest expense	1,309	3.8	1,257	3.9
Gains on sales of facilities	(420)	(1.2)	(10)	—
Losses on retirement of debt	9	—	39	0.1

	30,557	88.8	29,048	90.6

Income before income taxes	3,846	11.2	3,004	9.4

Provision for income taxes	702	2.1	902	2.8

Net income	3,144	9.1	2,102	6.6

Net income attributable to noncontrolling interests	421	1.2	360	1.2

Net income attributable to HCA Healthcare, Inc.	$2,723	7.9	$1,742	5.4

Diluted earnings per share	$7.65		$4.64

Shares used in computing diluted earnings per share (millions)	356.124		375.013

Comprehensive income attributable to HCA Healthcare, Inc.	$2,735		$1,812

HCA Healthcare, Inc.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	September 30, 2018	June 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$578	$868	$732
Accounts receivable	6,532	6,592	6,501
Inventories	1,634	1,636	1,573
Other	1,266	1,298	1,171

Total current assets	10,010	10,394	9,977
Property and equipment, at cost	41,978	41,142	40,084
Accumulated depreciation	(22,937)	(22,598)	(22,189)

	19,041	18,544	17,895

Investments of insurance subsidiaries	367	414	418
Investments in and advances to affiliates	238	234	199
Goodwill and other intangible assets	7,759	7,459	7,394
Other	629	697	710

	$38,044	$37,742	$36,593

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,414	$2,457	$2,606
Accrued salaries	1,456	1,315	1,369
Other accrued expenses	2,170	2,161	1,983
Long-term debt due within one year	191	1,692	200

Total current liabilities	6,231	7,625	6,158

Long-term debt, less net debt issuance costs of $163, $151 and $164	32,916	31,500	32,858
Professional liability risks	1,239	1,283	1,198
Income taxes and other liabilities	1,388	1,459	1,374

EQUITY (DEFICIT)
Stockholders’ deficit attributable to HCA Healthcare, Inc.	(5,605)	(5,989)	(6,806)
Noncontrolling interests	1,875	1,864	1,811

Total deficit	(3,730)	(4,125)	(4,995)

	$38,044	$37,742	$36,593

HCA Healthcare, Inc.

Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2018 and 2017

(Dollars in millions)

	2018	2017
Cash flows from operating activities:
Net income	$3,144	$2,102
Adjustments to reconcile net income to net cash provided by operating activities:
Increase (decrease) in cash from operating assets and liabilities:
Accounts receivable	(161)	(70)
Inventories and other assets	(136)	(50)
Accounts payable and accrued expenses	150	(169)
Depreciation and amortization	1,697	1,581
Income taxes	—	(9)
Gains on sales of facilities	(420)	(10)
Losses on retirement of debt	9	39
Amortization of debt issuance costs	23	23
Share-based compensation	204	195
Other	76	60

Net cash provided by operating activities	4,586	3,692

Cash flows from investing activities:
Purchase of property and equipment	(2,420)	(2,033)
Acquisition of hospitals and health care entities	(1,056)	(1,142)
Disposition of hospitals and health care entities	802	24
Change in investments	65	(15)
Other	(6)	(6)

Net cash used in investing activities	(2,615)	(3,172)

Cash flows from financing activities:
Issuance of long-term debt	2,000	1,502
Net change in revolving credit facilities	(330)	650
Repayment of long-term debt	(1,652)	(700)
Distributions to noncontrolling interests	(315)	(363)
Payment of debt issuance costs	(24)	(25)
Payment of cash dividends	(366)	—
Repurchase of common stock	(1,195)	(1,475)
Other	(232)	(37)

Net cash used in financing activities	(2,114)	(448)

Effect of exchange rate changes on cash and cash equivalents	(11)	—

Change in cash and cash equivalents	(154)	72
Cash and cash equivalents at beginning of period	732	646

Cash and cash equivalents at end of period	$578	$718

Interest payments	$1,422	$1,383
Income tax payments, net	$702	$911

HCA Healthcare, Inc.

Operating Statistics

	Third Quarter		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Operations:
Number of Hospitals	179	177	179	177
Number of Freestanding Outpatient Surgery Centers	122	119	122	119
Licensed Beds at End of Period	47,060	46,250	47,060	46,250
Weighted Average Licensed Beds	46,909	45,887	46,755	44,957

Reported:
Admissions	497,899	482,557	1,500,382	1,441,492
% Change	3.2%		4.1%
Equivalent Admissions	854,940	818,887	2,555,151	2,440,446
% Change	4.4%		4.7%
Revenue per Equivalent Admission	$13,394	$13,062	$13,464	$13,134
% Change	2.5%		2.5%
Inpatient Revenue per Admission	$13,647	$13,429	$13,720	$13,448
% Change	1.6%		2.0%
Patient Days	2,391,127	2,360,112	7,293,152	7,070,131
% Change	1.3%		3.2%
Equivalent Patient Days	4,106,404	4,005,090	12,420,238	11,969,732
% Change	2.5%		3.8%
Inpatient Surgery Cases	138,699	137,187	414,398	405,081
% Change	1.1%		2.3%
Outpatient Surgery Cases	235,258	224,252	710,494	684,382
% Change	4.9%		3.8%
Emergency Room Visits	2,139,375	2,130,460	6,589,825	6,409,721
% Change	0.4%		2.8%
Outpatient Revenues as a
Percentage of Patient Revenues	38.7%	37.5%	38.2%	37.6%
Average Length of Stay (days)	4.802	4.891	4.861	4.905
Occupancy	55.4%	55.9%	57.1%	57.6%

Same Facility:
Admissions	472,941	458,904	1,425,894	1,388,913
% Change	3.1%		2.7%
Equivalent Admissions	806,837	780,137	2,416,890	2,352,819
% Change	3.4%		2.7%
Revenue per Equivalent Admission	$13,551	$13,046	$13,589	$13,094
% Change	3.9%		3.8%
Inpatient Revenue per Admission	$13,773	$13,389	$13,817	$13,381
% Change	2.9%		3.3%
Inpatient Surgery Cases	131,645	129,557	393,088	388,240
% Change	1.6%		1.2%
Outpatient Surgery Cases	223,979	214,923	676,734	663,230
% Change	4.2%		2.0%
Emergency Room Visits	2,019,356	2,027,987	6,224,644	6,176,988
% Change	-0.4%		0.8%

HCA Healthcare, Inc.

Supplemental Non-GAAP Disclosures

Operating Results Summary

(Dollars in millions, except per share amounts)

			For the Nine Months
	Third Quarter		Ended September 30,
	2018	2017	2018	2017
Revenues	$11,451	$10,696	$34,403	$32,052

Net income attributable to HCA Healthcare, Inc.	$759	$426	$2,723	$1,742
Gains on sales of facilities (net of tax)	(5)	(4)	(318)	(6)
Losses on retirement of debt (net of tax)	7	25	7	25

Net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities and losses on retirement of debt (a)	761	447	2,412	1,761
Depreciation and amortization	582	539	1,697	1,581
Interest expense	442	427	1,309	1,257
Provision for income taxes	174	259	602	912
Net income attributable to noncontrolling interests	137	104	421	360

Adjusted EBITDA (a)	$2,096	$1,776	$6,441	$5,871

Adjusted EBITDA margin (a)	18.3%	16.6%	18.7%	18.3%
Diluted earnings per share:
Net income attributable to HCA Healthcare, Inc.	$2.15	$1.15	$7.65	$4.64
Gains on sales of facilities	(0.01)	(0.01)	(0.89)	(0.02)
Losses on retirement of debt	0.02	0.07	0.02	0.07

Net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities and losses on retirement of debt (a)	$2.16	$1.21	$6.78	$4.69

Shares used in computing diluted earnings per share (millions)	353.639	369.834	356.124	375.013

(a)

Net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities and losses on retirement of debt, and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles (“GAAP”). We believe net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities and losses on retirement of debt, and Adjusted EBITDA as the primary measures to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities and losses on retirement of debt, and GAAP net income attributable to HCA Healthcare, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that gains on sales of facilities and losses on retirement of debt will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as alternatives to net income attributable to HCA Healthcare, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities and losses on retirement of debt, and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Healthcare, Inc.

Supplemental Non-GAAP Disclosures

2018 Operating Results Forecast

(Dollars in millions, except per share amounts)

	For the Year Ending
	December 31, 2018
	Low	High
Revenues	$46,000	$47,000

Net income attributable to HCA Healthcare, Inc. (a)	$3,210	$3,350
Depreciation and amortization	2,285	2,285
Interest expense	1,760	1,760
Provision for income taxes	870	905
Net income attributable to noncontrolling interests	575	600

Adjusted EBITDA (a) (b)	$8,700	$8,900

Diluted earnings per share:
Net income attributable to HCA Healthcare, Inc.	$9.05	$9.45

Shares used in computing diluted earnings per share (millions)	354.500	354.500

The Company’s forecasted guidance range is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks.

(a)

The Company does not forecast the impact of items such as, but not limited to, losses (gains) on sales of facilities, losses on retirement of debt, legal claim costs (benefits) and impairments of long-lived assets because the Company does not believe that it can forecast these items with sufficient accuracy.

(b)

Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles (“GAAP”). We believe Adjusted EBITDA is an important measure that supplements discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon Adjusted EBITDA as a primary measure to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Healthcare, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry.

Adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to net income attributable to HCA Healthcare, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.